EXHIBIT 10.18
Description of the RPS Performance Bonus Award Process
     In fiscal years 2006 and 2007, Old RPS and RPS determined and awarded performance bonuses in the same manner. In each case, the Board of Directors reviewed and approved an annual budget that included a provision for awarding bonuses to the executive officers based upon achieving profitability targets established by the Board of Directors for each fiscal year. Depending on whether Old RPS or RPS, as applicable, achieved, exceeded or fell short of the financial target established by the Board of Directors, the Board of Directors determined, in its sole discretion, whether an amount equal to or greater or less than the budgeted amount was paid in performance bonuses. The targets established by the Board of Directors serve as general guidelines for determining bonuses, but the ultimate determination regarding the performance bonus amount awarded to our executive officers is at the discretion of the Board of Directors. During 2006 and 2007, progress towards meeting the financial target was evaluated on a quarterly basis. Each executive officer was awarded 50% of the bonus that the Board of Directors determined that executive officer was entitled to receive for the relevant quarter, and the remaining bonus amounts were paid at the end of the fiscal year.
     No executive officer is guaranteed to receive a bonus with the exception that Dr. Koffer’s bonus was guaranteed for his service in 2006 following his hire in July of 2006.